Exhibit 99.2

Adaptimmune Announces Succession Plan for Chairman at End of 2016

PHILADELPHIA, Pa. and OXFORD, United Kingdom, May 24, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP) (“Adaptimmune” or the “Company”), a leader in T-cell therapy to treat cancer, today announced a succession plan for the Chairmanship position that will take effect at the end of 2016.

In a planned transition of responsibilities, Chairman, Dr. Jonathan Knowles, will step down from the Board on December 31, 2016. He will be succeeded as Chairman by Mr. David Mott effective from January 1, 2017, and Mr. Mott has been appointed as Vice-Chairman for the duration of the transition period. He has served as a Non-Executive Director of Adaptimmune since September 2014.

Dr. Knowles has served as a Non-Executive Director of Adaptimmune since September 2011 and as Chairman since November 2013. Under his chairmanship, the Company has secured its position as a transatlantic leader in immune-oncology during a period that has seen Adaptimmune develop its industry-leading pipeline of SPEAR™ T-cell therapies in solid and hematologic cancers, expand its UK research facilities and establish clinical trials sites across the USA. A new manufacturing plant at its Philadelphia site is slated for launch in 2017 with the potential to enable treatment of up to 1,200 patients per year.

Dr. Knowles has reshaped and led a transatlantic Board that now includes key players from the USA’s most prestigious biotechnology investment groups and pharmaceutical businesses, and members with specialist financial expertise. Milestone achievements for Adaptimmune during his tenure include: a strategic collaboration agreement with GlaxoSmithKline in 2014, expanded in February 2016 to accelerate Adaptimmune’s SPEAR T-cell therapy targeting NY-ESO toward pivotal trials in synovial sarcoma, a solid tumor; initiation of clinical trials of the Company’s unpartnered SPEAR T-cell therapy targeting MAGE-A10 in non-small cell lung cancer and IND acceptance of its unpartnered SPEAR T-cell therapy targeting AFP in liver cancer; a $104 million Series A financing in 2014 followed by an IPO on NASDAQ in 2015 that generated net proceeds of approximately $176 million, and a collaboration with Universal Cells Inc. to develop allogeneic T-cell therapies.

Adaptimmune currently has clinical trials ongoing in multiple indications including melanoma, multiple myeloma, non-small cell lung cancer, ovarian cancer and synovial sarcoma, as well as 12 wholly-owned research programs in development for multiple tumor types.

“It has been a privilege and a great pleasure to oversee Adaptimmune’s successful expansion,” commented Dr. Knowles. “The Company is now recognized as a clear leader in the immune-oncology space with a strong scientific and clinical track record in T-cell therapy driven by a focus on unmet patient need. It has been an incredible journey and I look forward to seeing Adaptimmune build further on its strong position.”

He added: “I am personally delighted that David Mott has agreed to take on the Chairmanship role. His distinguished public company board experience in both the USA and Europe, married with his renowned commercialization, fundraising and business development abilities, will be invaluable to Adaptimmune through its next stage of development.”

“On behalf of the Board of Directors and management, I would like to express our appreciation for Jonathan Knowles’s instrumental contribution to the Company,” said James Noble, Adaptimmune’s Chief Executive Officer. “Jonathan is an inspiration to all of us, and he has worked tirelessly for Adaptimmune and steered the Company wisely through an intensive transformational period. He has been a great mentor to me and other members of the management team. I respect his wish to reduce his work commitments and am grateful for his continued service to ensure a smooth transition.”

“We are fortunate, however, in having David Mott as successor Chairman and delighted that we could persuade him to take on this commitment. I look forward to working closely with David as we enter the next phase of development and commercialization,” added Mr. Noble.

“Adaptimmune is an exciting company with huge potential that has already made remarkable progress, thanks to the efforts of its experienced and highly committed staff,” commented Mr. Mott. “I am honored to become the Company’s next Chairman from 2017 and value the support of Jonathan, James and other Board and management team colleagues. I look forward to working with the team to rapidly progress the further development of Adaptimmune’s comprehensive pipeline of SPEAR T-cell therapies, which offer an opportunity to bring potentially breakthrough cancer treatments to patients.”

David Mott has served as a Board member of Adaptimmune since 2014 and has been a General Partner of New Enterprise Associates (NEA), an investment firm focused on venture capital and growth equity investments, since 2008, and leads its healthcare investing practice. NEA is a shareholder of Adaptimmune. Mr. Mott was formerly President and Chief Executive Officer of MedImmune LLC, a subsidiary of AstraZeneca Plc, and Executive Vice President of AstraZeneca Plc. From 1992 to 2008, Mr. Mott worked at MedImmune and served in roles including Chief Operating Officer, Chief Financial Officer, President and Chief Executive Officer. Prior to joining MedImmune, Mr. Mott was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. He is currently a member of the board of directors of Ardelyx, Epizyme and Tesaro, as well as several private companies, and has previously served on numerous public and private company boards in the biopharmaceutical industry.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR™ (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 12, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com